Exhibit 23.2

October 8, 2009

Consent of Expert
Paramount Gold and Silver Corp. (the “Company”)
Form 10-K for the fiscal year ended June 30, 2009 (the “Form 10-K”)

This consent pertains to the technical report prepared for the Company entitled “Technical Report, Project Update: San Miguel Project, Chihuahua, Mexico” dated September 15, 2009 (the “Technical Report”) of which I was involved in the preparation and portions of which are summarized in the Form10-K.
 I hereby consent to the inclusion of the portions of the Technical Report in the Form 10-K, to the incorporation by reference of such information in the Registration Statements on Form S-8 (No. 333-157582, No. 333-146342 and No. 333-138494) and in the Registration Statements on Form S-3 (No. 333-153104, No. 333-144263 and No. 333-148831) of the Company, and to the reference to our firm, Delve Consultants, LLC, included with such information, as set forth in the Form 10-K.

Sincerely,

Dana Durgin P.Geo.